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                               PALMER & DODGE LLP
                   ONE BEACON STREET, BOSTON, MA 02108-3190


TELEPHONE: (617) 573-0100                            FACSIMILE: (617) 227-4420

                                 April 28, 1998

Century Shares Trust
One Liberty Square
Boston, Massachusetts 02109


Gentlemen:

      We are furnishing this opinion in connection with the Registration Statement on Form N-1A (collectively, with all Post-Effective Amendments thereto, the "Registration Statement") filed under the Securities Act of 1933, as amended, by Century Shares Trust (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares").

      We regularly act as counsel for the Trust and are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of Trustee and shareholder action and its Declaration of Trust on file at the office of the Secretary of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

      We assume that the Shares will be sold for an amount not less than the price per share required by the Declaration of Trust, which amount will equal or exceed the net asset value thereof.

      Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued they will be validly issued, fully paid and nonassessable by the Trust.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Although the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust unless the shareholder's actions created or contributed to the creation of such liability, under Massachusetts law shareholders could, in certain circumstances, be held personally liable for the obligations of the Trust.

      We consent to the filing of this opinion as an exhibit to such Registration Statement.

                                    Very truly yours,

                                    /s/ PALMER & DODGE LLP